UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 6, 2012

ProUroCare Medical Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51774	20-1212923
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6440 Flying Cloud Dr., STE 101, Eden Prairie, MN	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	952-476-9093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At the 2012 Annual Meeting of Shareholders of ProUroCare Medical Inc. (the “Company”) held on August 6, 2012, the shareholders approved the adoption of the Company’s 2012 Stock Plan (the “Plan”). The purpose of the Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (the “Incentives”) designed to attract, retain and motivate employees, directors and consultants. The Plan, which is administered by the Compensation Committee of the Company’s Board of Directors, authorizes the grant of incentives in any combination of the following forms:

•	incentive stock options and non-qualified stock options;

•	stock-appreciation rights (“SARs”);

•	stock awards;

•	restricted stock; and

•	performance shares.

The term of each award may not be longer than 10 years and one day from the date of grant. 500,000 shares of the Company’s common stock are authorized and reserved for issuance under the Plan, subject to adjustments as set forth in the Plan. The Company’s Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, except as provided in the Plan. Unless earlier terminated by the Board of Directors, no awards may be granted under the Plan after August 6, 2022.

This summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. A more detailed summary of the Plan can be found in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on June 29, 2012.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	ProUroCare Medical Inc. 2012 Stock Plan (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROUROCARE MEDICAL INC.

August 28, 2012	By:	/s/Richard C. Carlson
Richard C. Carlson Chief Executive Officer